As Filed with the Securities and Exchange Commission on February 9, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KALA BIO, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	27-0604595
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1167 Massachusetts Avenue

Arlington, MA 02476

(781) 996-5252

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Avi Minkowitz

Chief Executive Officer

KALA BIO, Inc.

1167 Massachusetts Avenue

Arlington, MA 02476

(781) 996-5252 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rick A. Werner, Esq.

Alla Digilova, Esq.

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, New York 10112

(212) 659-7300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated February 9, 2026

PROSPECTUS

241,435,910 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders named in this prospectus from time to time of up to 241,435,910 shares of our common stock, par value $0.001 per share (the “common stock”). These shares of common stock consist of:

●	12,000,010 shares of common stock (the “Series AA Conversion Shares”) issuable upon the conversion of an aggregate of 218,182 shares of Series AA Convertible Non-Redeemable Preferred Stock, par value $0.001 per share (the “Series AA Preferred Stock”), with each share of Series AA Preferred Stock convertible into 55 shares of common stock;

●	226,335,900 shares of common stock (the “Series AAA Conversion Shares” and together with the Series AA Conversion Shares, the “Conversion Shares”) issued upon the conversion of an aggregate of 538,895 shares of Series AAA Convertible Non-Redeemable Preferred Stock, par value $0.001 per share (the “Series AAA Preferred Stock” and together with the Series AA Preferred Stock, the “Preferred Stock”), with each share of Series AAA Preferred Stock convertible into 420 shares of common stock;

●	2,200,000 shares of common stock (the “LifeSci Shares”) issued to LifeSci Capital LLC (“LifeSci”), pursuant to the terms of that certain Settlement Agreement and Mutual Release, dated as of December 30, 2025, by and between the Company and LifeSci (the “LifeSci Settlement Agreement”); and

●

811,249 shares of common stock issued to Baker Brothers Life Sciences, L.P. and 88,751 shares of common stock issued to 667, L.P. (collectively, “Baker” and such shares, the “Baker Shares”), pursuant to the terms of that certain Settlement Agreement and Mutual Release, dated as of December 30, 2025, by and between the Company and Baker Bros. Advisors LP (the “Baker Settlement Agreement”).

The Conversion Shares, the LifeSci Shares and the Baker Shares are referred to herein as the “Securities.” We shall bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of these shares of our common stock.

The selling stockholders identified in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may offer the shares from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The shares may be sold at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 10 of this prospectus.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of such shares of common stock. The selling stockholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may resell the shares of common stock covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

No underwriter or other person has been engaged to facilitate the sale of the common stock in this offering. We will bear all costs, expenses and fees in connection with the registration of the common stock. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of our common stock.

Our common stock is traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “KALA.” On February 6, 2026, the closing sale price of our common stock on Nasdaq was $0.415 per share.

Investment in our common stock involves risk. See “Risk Factors” contained in this prospectus on page 5, under similar headings in our annual and periodic reports filed from time to time with the Securities and Exchange Commission, which are incorporated by reference in this prospectus and in any applicable prospectus supplement. You should carefully read this prospectus, together with the documents we incorporate by reference herein, before you invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2026.

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ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 5 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

Unless the context otherwise indicates, references in this prospectus to “we,” “our” and “us” refer, collectively, to KALA BIO, Inc., a Delaware corporation, and its consolidated subsidiaries.

ii

PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read the prospectus, the information incorporated by reference and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” in this prospectus and the documents incorporated by reference and our financial statements and related notes that are incorporated by reference in this prospectus. In this prospectus, unless the context indicates otherwise, “KALA,” “KALA BIO” the “Company,” the “registrant,” “we,” “us,” “our,” or “ours” refer to KALA BIO, Inc. and its subsidiaries.

Overview

We are a biopharmaceutical company dedicated to the research, development and commercialization of innovative therapies for rare and severe diseases of the front and back of the eye. Our product candidate, KPI-012, which we acquired from Combangio, Inc., or Combangio, on November 15, 2021, is a mesenchymal stem cell secretome, or MSC-S.

Private Placement of Series AA Preferred Stock and Series AAA Preferred Stock

On November 23, 2025 (the “SPA Effective Date”), we entered into a Securities Purchase Agreement (the “November 2025 Purchase Agreement”) with David Lazar, pursuant to which we agreed to issue and sell, in a private placement, shares of our Series AA Preferred Convertible Preferred Stock, par value $0.001 per share (the “Series AA Preferred Stock”) and our Series AAA Preferred Stock in two closings for aggregate gross proceeds of up to $6.0 million, subject to the terms and conditions set forth in the Securities Purchase Agreement (collectively, the “Private Placement”).

The first closing of the Private Placement occurred on November 24, 2025, pursuant to which we issued and sold to David Lazar an aggregate of 900,000 shares of Series AA Preferred Stock at a price per share equal to $2.00, for aggregate gross proceeds of $1.8 million. Each share of Series AA Preferred Stock is convertible into 55 shares of Common Stock for an aggregate total of 49,500,000 shares of Common Stock issuable upon conversion of the Series AA Preferred Stock.

On December 11, 2025, David Lazar transferred his rights and obligations under the November 2025 Purchase Agreement solely with respect to the shares of Series AAA Preferred and the director nomination rights, to AK Holdings Group Inc., a Panamanian company (“AK Holdings”). On January 29, 2026, pursuant to the terms of that certain Rights Purchase Agreement by and among AK Holdings and each signatory thereto (the “Series AAA Investors”), AK Holdings sold its rights to purchase the Series AAA Preferred Stock (but not its director nomination rights under the November 2025 Purchase Agreement) to the Series AAA Investors.

On January 30, 2026, pursuant to the terms of a Securities Purchase Agreement (the “January 2026 Purchase Agreement” and together with the November 2025 Purchase Agreement, the “Purchase Agreements”), we issued and sold to the Series AAA Investors in a second closing of the Private Placement (the “Second Closing”), an aggregate of 2,100,000 shares of Series AAA Preferred Stock at a price per share of Series AAA Preferred Stock equal to $2.00, for aggregate gross proceeds of $4.2 million. The Second Closing occurred on January 30, 2026. The terms of the Series AAA Preferred Stock are substantially similar to the terms of the Series AA Preferred Stock. Each share of Series AAA Preferred Stock was convertible into 420 shares of common stock for an aggregate total of 882,000,000 shares of Common Stock issuable upon conversion of the Series AAA Preferred Stock. As of the date of this prospectus, all of the shares of Series AAA Preferred Stock have been converted into common stock.

Pursuant to the terms of the November 2025 Purchase Agreement, following (i) the approval at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) held on January 30, 2026, of the Issuance Proposal and the Share Increase Proposal and (ii) the Second Closing, five (5) nominees of AK Holdings were appointed as directors by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee: (A) Avi Minkowitz as a Class II director to serve until the 2028 annual meeting of stockholders or until the election and qualification of his successor or his earlier death, resignation or removal, (B) Hillel Posen and Chaim (Dovi) Berger as Class I directors to serve until the 2027 annual meeting of stockholders or until the election and qualification of their successors or their earlier death, resignation or removal, and (C) Yonatan Colman and Brendan Purdy as Class III directors to serve until the 2026 meeting of stockholders or until the election and qualification of their successors or their earlier death, resignation or removal.

LifeSci and Baker Settlement Agreements

On December 30, 2025, we entered into the Baker Settlement Agreement with Baker Bros. Advisors LP, pursuant to which we agreed to issue the Baker Shares to resolve certain claims relating to participation rights under prior financing arrangements (the “Baker Settlement”). In connection with the Baker Settlement, we and Baker Bros. Advisors LP also entered into a voting agreement pursuant to which Baker Bros. Advisors LP granted an irrevocable proxy in favor of us to vote the settlement shares and other specified shares in line with our Board of Directors’ recommendations for a period of six months.

On December 30, 2025, we also entered into the LifeSci Settlement Agreement pursuant to which we agreed to issue the LifeSci Shares to settle certain payment obligations for financial advisory services.

Resignation and Appointment of Chief Executive Officer and Chief Financial Officer

On February 2, 2026, David Lazar tendered his resignation as Chief Executive Officer and Chief Financial Officer of the Company, effective as of the same date. On February 2, 2026, to fill the executive vacancy from David Lazar’s resignation, the Board of Directors appointed Avi Minkowitz as the Company’s Chief Executive Officer and Chief Financial Officer, effective as of the same date. As of the date of this prospectus, David Lazar remains a director of the Board of Directors.

Nasdaq Market Value of Listed Securities Deficiency

On November 10, 2025, we received a deficiency letter (the “MVLS Letter”) from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market notifying us that the listing of our common stock was not in compliance with Nasdaq Listing Rule 5550(b)(2) (the “Minimum MVLS Requirement”) for continued listing on Nasdaq, as the market value of our listed securities was less than $35 million for the previous 30 consecutive business days.

In accordance with Nasdaq Listing Rule 5810(c)(3)(C), we have been provided a period of 180 calendar days, or until May 11, 2026 (the “MVLS Compliance Date”), to regain compliance with the Minimum MVLS Requirement. If, at any time before the MVLS Compliance Date, the market value of our listed securities closes at $35 million or more for a minimum of 10 consecutive business days, the Staff will provide written notification to us that we have regained compliance with the Minimum MVLS Requirement.

If we do not regain compliance with the Minimum MVLS Requirement by the MVLS Compliance Date, we will receive written notification that our securities are subject to delisting. At that time, we may appeal the Staff’s delisting determination to a Nasdaq Listing Qualifications Panel (the “Panel”) pursuant to the procedures set forth in the applicable Nasdaq Listing Rules. However, there can be no assurance that, if we receive a delisting notice and appeal the delisting determination by the Staff to the Panel, such appeal would be successful.

Nasdaq Minimum Bid Price Requirement Deficiency

On January 20, 2026, we received a letter from the Staff indicating that, based upon the closing bid price of the Company’s common stock for the 30 consecutive business days between December 3, 2025, to January 16, 2026, the Company did not meet the minimum bid price of $1.00 per share required for continued listing on Nasdaq pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”). The letter also indicated that we will be provided with a compliance period of 180 calendar days, or until July 20, 2026 (the “Minimum Bid Price Compliance Period”), in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A).

In order to regain compliance with the Minimum Bid Price Rule, our common stock must maintain a minimum closing bid price of $1.00 for at least ten consecutive business days during the Minimum Bid Price Compliance Period. In the event we do not regain compliance by the end of the Minimum Bid Price Compliance Period, we may be eligible for additional time to regain compliance. To qualify, we will be required to meet the continued listing requirement for the market value of its publicly held shares and all other initial listing standards for Nasdaq, with the exception of the bid price requirement, and will need to provide written notice of our intention to cure the deficiency during the second compliance period, by effecting a reverse stock split if necessary. If we meet these requirements, we may be granted an additional 180 calendar days to regain compliance. However, if it appears to Nasdaq that we will be unable to cure the deficiency, or if we are not otherwise eligible for the additional cure period, Nasdaq will provide notice that our common stock will be subject to delisting. There can be no assurance that we will be eligible for the additional 180 calendar day compliance period, if applicable, or that the Nasdaq staff would grant our request for continued listing subsequent to any delisting notification. In the event of such a notification, we may appeal the Staff’s determination to delist its securities.

Corporate Information

We were incorporated under the laws of the State of Delaware in July 2009. Our website address is www.kalarx.com. Our principal executive offices are located at 1167 Massachusetts Avenue, Arlington, MA 02476, and our telephone number is (781) 996-5252. The information provided on our website does not constitute part of this prospectus and is not incorporated by reference as part of this prospectus.

THE OFFERING

Common Stock to be Offered by the Selling Stockholders	Up to 241,435,910 shares of our common stock, comprised of (i) 238,335,910 Conversion Shares, (ii) 2,200,000 LifeSci Shares, and (iii) 900,000 Baker Shares.

Use of Proceeds	All shares of our common stock offered by this prospectus are being registered for the accounts of the selling stockholders and we will not receive any proceeds from the sale of these shares. See “Use of Proceeds” beginning on page 9 of this prospectus for additional information.

Plan of Distribution

The selling stockholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may also resell the shares of common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

See “Plan of Distribution” beginning on page 12 of this prospectus for additional information on the methods of sale that may be used by the selling stockholders.

Nasdaq Capital Market Symbol	Our common stock is listed on Nasdaq under the symbol “KALA.”

Risk Factors

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 5 of this prospectus and under similar headings in the information and documents incorporated by reference in this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information contained in this prospectus and in the documents we incorporate by reference, you should carefully consider the risks discussed below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, our Quarterly Reports for the quarters ended March 31, 2025, and June 30, 2025, and September 30, 2025, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, before making a decision about investing in our securities. The risks and uncertainties discussed below and in the documents incorporated by reference are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to this Offering and Our Common Stock

If we fail to comply with the continued listing requirements of Nasdaq, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

Our common stock is currently listed for trading on Nasdaq. We must satisfy Nasdaq’s continued listing requirements. A delisting of our common stock from Nasdaq could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities.

We have in the past, and may in the future, be unable to comply with certain of the listing standards that we are required to meet to maintain the listing of our common shares on Nasdaq. For example, on November 10, 2025, we received the MVLS Letter from the Staff of the Nasdaq Stock Market notifying us that the listing of our common stock was not in compliance with the Minimum MVLS Requirement for continued listing on Nasdaq, as the market value of our listed securities was less than $35 million for the previous 30 consecutive business days.

In accordance with Nasdaq Listing Rule 5810(c)(3)(C), we have been provided a period of 180 calendar days, or until May 11, 2026, to regain compliance with the Minimum MVLS Requirement. If, at any time before the MVLS Compliance Date, the market value of our listed securities closes at $35 million or more for a minimum of 10 consecutive business days, the Staff will provide written notification to us that we have regained compliance with the Minimum MVLS Requirement. If we do not regain compliance with the Minimum MVLS Requirement by the MVLS Compliance Date, we will receive written notification that its securities are subject to delisting. At that time, we may appeal the Staff’s delisting determination to the Panel pursuant to the procedures set forth in the applicable Nasdaq Listing Rules. However, there can be no assurance that, if we receive a delisting notice and appeal the delisting determination by the Staff to the Panel, such appeal would be successful.

Additionally, On January 20, 2026, we received a letter from the Staff indicating that, based upon the closing bid price of our common stock for the 30 consecutive business days between December 3, 2025, to January 16, 2026, we did not meet the minimum bid price of $1.00 per share required for continued listing on Nasdaq pursuant to the Minimum Bid Price Rule. The letter also indicated that we will be provided with a compliance period of 180 calendar days, or until July 20, 2026, in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A).

In order to regain compliance with the Minimum Bid Price Rule, our common stock must maintain a minimum closing bid price of $1.00 for at least ten consecutive business days during the Minimum Bid Price Compliance Period. In the event we do not regain compliance by the end of the Minimum Bid Price Compliance Period, we may be eligible for additional time to regain compliance, subject to Nasdaq Listing Rules.

In order to regain compliance with the Minimum Bid Price Rule, our common stock must maintain a minimum closing bid price of $1.00 for at least ten consecutive business days during the Minimum Bid Price Compliance Period. In the event we do not regain compliance by the end of the Minimum Bid Price Compliance Period, we may be eligible for additional time to regain compliance. To qualify, we will be required to meet the continued listing requirement for the market value of its publicly held shares and all other initial listing standards for Nasdaq, with the exception of the bid price requirement, and will need to provide written notice of our intention to cure the deficiency during the second compliance period, by effecting a reverse stock split if necessary. If we meet these requirements, we may be granted an additional 180 calendar days to regain compliance. However, if it appears to Nasdaq that we will be unable to cure the deficiency, or if we are not otherwise eligible for the additional cure period, Nasdaq will provide notice that our common stock will be subject to delisting. There can be no assurance that we will be eligible for the additional 180 calendar day compliance period, if applicable, or that the Nasdaq staff would grant our request for continued listing subsequent to any delisting notification. In the event of such a notification, we may appeal the Staff’s determination to delist its securities.

There is no assurance that we will regain compliance with the Minimum Bid Price Requirement, the Minimum MVLS requirement, or maintain compliance with the minimum listing requirements with all applicable requirements for continued listing on Nasdaq. If our common stock were delisted from Nasdaq, trading of our common stock would most likely take place on an over-the-counter market established for unlisted securities, such as the OTCQB or the Pink Market maintained by OTC Markets Group Inc. An investor would likely find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an over-the-counter market, and many investors would likely not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. In addition, as a delisted security, our common stock would be subject to SEC rules as a “penny stock,” which impose additional disclosure requirements on broker-dealers. The regulations relating to penny stocks, coupled with the typically higher cost per trade to the investor of penny stocks due to factors such as broker commissions generally representing a higher percentage of the price of a penny stock than of a higher-priced stock, would further limit the ability of investors to trade in our common stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. For these reasons and others, delisting would adversely affect the liquidity, trading volume and price of our common stock, causing the value of an investment in us to decrease and having an adverse effect on our business, financial condition and results of operations, including our ability to attract and retain qualified employees and to raise capital.

The sale of a substantial amount of our shares in the public market could adversely affect the prevailing market price of our securities.

We are registering for resale up to 241,435,910 shares of our common stock held by the selling stockholders, which is a significant number of shares compared to the current number of total shares of common stock issued and outstanding. Sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. We cannot predict if and when selling stockholders may sell such shares of our common stock in the public markets. Furthermore, in the future, we may issue additional shares of our common stock or other equity or debt securities convertible into shares of our common stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause the market price of our securities to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and therein each contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, market growth, and our objectives for future operations, are forward-looking statements. The words such as “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements.

Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	our plans and expectations regarding our pursuit of strategic options;

●	our ability to obtain additional financing;

●	the possibility of entering bankruptcy or insolvency proceedings;

●	our ability to monetize our assets;

●	our expectations regarding the value or recovery that may be available to our stockholders as part of a bankruptcy process;

●	our ability to continue as a going concern;

●	our ability to regain and maintain compliance with the Nasdaq listing standards;

●	the potential benefits and advantages of KPI-012 and KPI-014;

●	our ability to retain our remaining employees, consultants, advisors;

●	our ability to resume research and development activities if we were to execute a strategic transaction or obtain significant additional funding;

●	if we were to resume research and development activities, development efforts for KPI-012 and KPI-014 for potential ocular diseases;

●	our ability to identify additional products, product candidates or technologies with significant commercial potential that are consistent with our commercial objectives;

●	our expectations with respect to, and the amount of, future milestone payments we may receive from Alcon Pharmaceuticals Ltd. and Alcon Visions, LLC in connection with the sale of our commercial business;

●	the rate and degree of market acceptance and clinical utility of our product candidates and our estimates regarding the market opportunity for our product candidates, if approved;

●	our expectations regarding our ability to fund our operating expenses, lease and capital expenditure requirements with our cash on hand;

●	our intellectual property position;

●	our estimates regarding expenses, future revenue, timing of any future revenue, capital requirements and needs for additional financing;

●	the impact of government laws and regulations;

●	our competitive position;

●	developments relating to our competitors and our industry;

●	our business and business relationships; and

●	the potential impact of global economic and geopolitical developments on our business, operations, strategy and goals.

You should read this prospectus and any related free-writing prospectus and the documents incorporated by reference in this prospectus with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. The forward-looking statements contained in or incorporated by reference in this prospectus are expressly qualified in their entirety by this cautionary statement. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit the holders of the shares of our common stock described in the section entitled “Selling Stockholders” to resell such shares. We are not selling any shares under this prospectus, and we will not receive any proceeds from the sale or other disposition of shares of our common stock held by the selling stockholders and offered hereby.

The selling stockholders will pay any discounts, commissions, fees of underwriters, selling brokers or dealer managers and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

The common stock being offered by the selling stockholders are those previously issued to the selling stockholders, and those issuable to the selling stockholders, upon conversion of the Preferred Stock. For additional information regarding the issuances of the shares of Preferred Stock in the Private Placement, see “Prospectus Summary – Private Placement of Series AA Preferred Stock and Series AAA Preferred Stock” above and for additional information regarding the issuance of the LifeSci Shares and the Baker Shares, see “Prospectus Summary – LifeSci and Baker Settlement Agreements” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except as described below under “Relationships with the Selling Stockholders,” the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholders, based on its ownership of our securities as of February 4, 2026, assuming conversion of any shares of Series AA Preferred Stock held by the applicable selling stockholders on that date, and without regard to any limitations on exercises and as may be applicable. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

This prospectus generally covers the resale of the sum of (i) the Conversion Shares described herein, including as determined as if 218,182 shares of Series AA Preferred Stock were converted in full, (ii) the LifeSci Shares, and (iii) the Baker Shares, in each case, as applicable as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus. On February 4, 2026, there were 911,330,225 shares of common stock outstanding. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of shares of common stock beneficially owned prior to offering	Maximum number of shares of common stock to be sold pursuant to this Prospectus	Number of shares of common stock beneficially owned after offering	Percentage of common stock owned after offering
David Lazar(1)	49,500,000	12,000,010	37,499,990	3.90%
StyleCue LLC(2)	44,391,000	44,391,900	0	0
Epix Core LLC(3)	45,486,000	45,486,000	0	0
Yaakov Weinfeld	45,486,000	45,486,000	0	0
10152300 MANITOBA LTD(4)	45,486,000	45,486,000	0	0
BNH 2020 LLC(5)	45,486,000	45,486,000	0	0
LifeSci Capital LLC(6)	2,200,000	2,200,000	0	0
Baker Brothers Life Sciences, L.P.(7)	7,901,634	811,249	7,090,385	*
667, L.P.(8)	946,325	88,751	857,574	*

*	Less than 1%.

(1)	The shares that may be sold under this prospectus are comprised of an aggregate of 12,000,010 shares of common stock issuable upon conversion of an aggregate of 218,182 shares of Series AA Preferred Stock beneficially owned by David Lazar. David Lazar beneficially owns an aggregate of 900,000 shares of Series AA Preferred Stock (which includes the 218,182 shares of Series AA Preferred Stock convertible into an aggregate of 12,000,010 shares of common stock), which are convertible into an aggregate of 49,500,000 shares of common stock.
(2)	Menachem Wagner, the manager of StyleCue LLC, has discretionary authority to vote and dispose of the shares held by StyleCue LLC. The address of StyleCue LLC is 8 the Green, STE A, Dover DE 19901.
(3)	Moshe Labkowski, the manager of Epix Core LLC, has discretionary authority to vote and dispose of the shares held by Epix Core LLC. The address of Epix Core LLC is 30 N Gould St Ste R, Sheridan, WY 82801.
(4)	Shimmy Posen, the President of 10152300 MANITOBA LTD, has discretionary authority to vote and dispose of the shares held by 10152300 MANITOBA LTD. The address of 10152300 MANITOBA LTD is 30th Floor, 360 Main St., Winnipeg MB R3C 4G1.
(5)	Israel Benchemhoun, Manager of BNH 2020 LLC, has discretionary authority to vote and dispose of the shares held by BNH 2020 LLC. The address of BNH 2020 LLC is 478 Albany Ave., Suite 180, Brooklyn NY 11213.
(6)	Andrew McDonald and Michael Rice, managers of LifeSci Capital LLC each have discretionary authority to vote and dispose of the shares held by LifeSci Capital LLC. The address of LifeSci Capital LLC is 1700 Broadway 40th Floor, New York, NY 10019. Andrew McDonal and Michael Rice disclaim beneficial ownership except for any pecuniary interest therein.
(7)	The shares of common stock beneficially owned by Baker Brothers Life Sciences, L.P. consist of (i) 6,107,785 shares of common stock, (ii) 982,600 shares of common stock issuable upon the conversion of 9,826 of Series G Convertible Preferred Stock, par value $0.001 per share (the “Series G Preferred Stock”) and (iii) 811,249 shares of common stock issued pursuant to the Baker Settlement Agreement. Julian C. Baker and Felix J. Baker are managing members of Baker Brothers Life Sciences Capital, L.P., a limited partnership, the sole general of which is Baker Brothers Life Sciences Capital, L.P., a limited partnership the sole general partner of which is Baker Brothers Life Sciences Capital (GP), LLC. Julian C. Baker and Felix J. Baker have the discretionary authority to vote and dispose of the shares held by Baker Brothers Life Sciences, L.P. The address of Baker Brothers Life Sciences, L.P. is 860 Washington Street, 3rd Floor, New York, NY 10014.
(8)	The shares of common stock beneficially owned by 667, L.P. consist of (i) 750,074 shares of common stock, (ii) 107,500 shares of common stock issuable upon the conversion of 1,075 of Series G Preferred Stock, and (iii) 88,751 shares of common stock issued pursuant to the Baker Settlement Agreement. Julian C. Baker and Felix J. Baker are managing members of Baker Biotech Capital (GP), LLC., which is the sole general partner of Baker Bros. Advisors LP. 667, L.P., a limited partnership, the sole general partner of which is Baker Biotech Capital, L.P., a limited partnership, the sole general partner of which is Baker Biotech Capital (GP), LLC. Julian C. Baker and Felix J. Baker have the discretionary authority to vote and dispose of the shares held by 667, L.P. The address of 667, L.P. is 860 Washington Street, 3rd Floor, New York, NY 10014.

Relationships with the Selling Stockholders

On November 23, 2025, David Lazar, our former Chief Executive Officer and Chief Financial Officer, who resigned from such positions effective February 2, 2026, purchased an aggregate of 900,000 shares of Series AA Preferred Stock and the right to purchase shares of Series AAA Preferred Stock in the Private Placement, which such rights were subsequently transferred to AK Holdings on December 11, 2025. As of the date of this prospectus, Mr. Lazar remains a director of the Company’s Board of Directors.

On December 30, 2025, we entered into the Baker Settlement Agreement with Baker Bros. Advisors LP, pursuant to which we agreed to issue the Baker Shares to resolve certain claims relating to participation rights under prior financing arrangements (the “Baker Settlement”). In connection with the Baker Settlement, we and Baker Bros. Advisors LP also entered into a voting agreement pursuant to which Baker Bros. Advisors LP granted an irrevocable proxy in favor of us to vote the settlement shares and other specified shares in line with our Board of Directors’ recommendations for a period of six months.

On December 30, 2025, we also entered into the LifeSci Settlement Agreement pursuant to which we agreed to issue the LifeSci Shares to settle certain payment obligations for financial advisory services.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued on conversion and issuable upon conversion of the remaining Preferred Stock to permit the resale of such shares of common stock Preferred Stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date this registration statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

In addition, the selling stockholders may transfer the securities by other means not described in this prospectus. If the selling stockholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the securities or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling stockholders may also sell securities short and deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge securities to broker-dealers that in turn may sell such securities.

The selling stockholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of securities by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to such securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We will pay all expenses of the registration of the securities, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the securities will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Haynes and Boone, LLP, New York, New York.

EXPERTS

The financial statements of KALA BIO, Inc. as of December 31, 2024, and 2023, and for each of the two years in the period ended December 31, 2024, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

On December 15, 2025, the Audit Committee of the Board of Directors (the “Audit Committee”) approved the dismissal of Deloitte as the Company’s independent registered public accounting firm, effective as of December 15, 2025, and on December 19, 2025, the Audit Committee approved the engagement of HTL International, LLC as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2025.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investors section of our website, which is located at www.kalarx.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information on our website to be part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections l3(a), l3(c), 14 or l5(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025;

●	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025, and September 30, 2025, filed with the SEC on May 14, 2025, August 8, 2025, and November 19, 2025, respectively;

●	Our Current Reports on Form 8-K filed with the SEC on February 12, 2025, April 11, 2025, July 9, 2025, September 2, 2025, September 18, 2025, September 29, 2025, October 1, 2025, October 2, 2025, October 20, 2025, November 10, 2025, November 12, 2025, November 25, 2025, December 5, 2025, December 16, 2025, December 16, 2025, December 29, 2025, January 2, 2026, January 6, 2026, January 8, 2026, January 23, 2026, February 2, 2026, and February 5, 2026; and

●	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on July 14, 2017, as updated by Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2022, and any amendment or report filed with the SEC for the purpose of updating the description.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

241,435,910 Shares of Common Stock

PROSPECTUS

PART II:

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by KALA BIO, Inc. (except any discounts, commissions, fees of underwriters, selling brokers or dealer managers and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$13,807.05
Printing fees and expenses	$5,000
Legal fees and expenses	$75,000
Accounting fees and expenses	$29,000
Miscellaneous fees and expenses	$5,000
Total	$127,807.05

Item 15. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law, or the DGCL, permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s restated certificate of incorporation provides that no director shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s restated certificate of incorporation provides that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The Registrant’s restated certificate of incorporation provides that the Registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If the Registrant does not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant has entered into indemnification agreements with all of its directors and officers. In general, these agreements provide that the Registrant will indemnify the director or officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer of the Registrant or in connection with their service at the Registrant’s request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or officer.

In addition, the Registrant maintains a general liability insurance policy that covers certain liabilities of the Registrant’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16. Exhibits

(b)	All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Exhibit No.	Description
2.1#	Agreement and Plan of Merger, dated as of November 15, 2021, by and among the Company, Ceres Merger Sub, Inc., Combangio, Inc. and, solely in its capacity as Combangio Equityholder Representative, Fortis Advisors LLC. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 15, 2021).
2.2	Asset Purchase Agreement, by and between the Company, Alcon Pharmaceuticals Ltd. and Alcon Vision, LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 23, 2022).
3.1	Restated Certificate of Incorporation of the Registrant, as amended, including Certificate of Designation of the Series D Preferred Stock of the Registrant, Certificate of Elimination of Number of Shares of Preferred Stock Designated as Series D Preferred Stock of the Registrant, Certificate of Designations, Preferences and Rights of Series E Convertible Non-Redeemable Preferred Stock of the Registrant, Certificate of Designations, Preferences and Rights of Series F Convertible Non-Redeemable Preferred Stock of the Registrant, Certificate of Designations, Preferences and Rights of Series G Convertible Non-Redeemable Preferred Stock of the Registrant, Certificate of Designations, Preferences and Rights of Series H Convertible Non-Redeemable Preferred Stock of the Registrant and Certificate of Designations, Preferences and Rights of Series I Convertible Non-Redeemable Preferred Stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed with the SEC on January 3, 2025)
3.2	Certificate of Amendment to Restated Certificate of Incorporation, as amended, of KALA BIO, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on February 2, 2026).
3.3	Third Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on August 2, 2023)
3.4	Certificate of Designations, Preferences and Rights of Series AA Convertible Non-Redeemable Preferred Stock of KALA BIO, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 25, 2025).
3.5	Certificate of Designations, Preferences and Rights of Series AAA Convertible Non-Redeemable Preferred Stock of KALA BIO, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on February 2, 2026).
4.1	Specimen Stock Certificate evidencing the shares of common stock (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 3, 2023)
4.2	Form of Series AA Preferred Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 25, 2025).
10.1	Securities Purchase Agreement, dated November 23, 2025, by and among KALA BIO, Inc. and David Lazar (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 25, 2025).
10.2	Form of Securities Purchase Agreement, dated as of January 30, 2026, by and among the Company and each of the Series AAA Investors signatory thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on February 2, 2026).
10.3	Settlement Agreement and Mutual Release, dated as of December 30, 2025, by and between the Company and LifeSci Capital LLC. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the SEC on January 6, 2026).
10.4	Settlement and Mutual Release Agreement, dated as of December 30, 2025, by and between the Company and Baker Bros. Advisors LP. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on January 6, 2026).
5.1*	Opinion of Haynes and Boone, LLP.
23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23.2*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (contained in the signature page to this registration statement).
107 *	Filing Fee Table.

*	Filed herewith
#	Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10 (a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Massachusetts, on February 9, 2026.

KALA BIO, Inc.

By:	/s/ Avi Minkowitz
Name:	Avi Minkowitz
Title:	Chief Executive Officer, Chief Financial Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Avi Minkowitz as his true and lawful attorney-in-fact, with full power of substitution, and with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this registration statement on Form S-3, to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Avi Minkowitz	Chief Executive Officer, Chief Financial Officer and Director	February 9, 2026
Avi Minkowitz	(Principal Executive Officer and Principal Financial Officer)

/s/ David Lazar	Director	February 9, 2026
David Lazar

/s/ Hillel Posen	Director	February 9, 2026
Hillel Posen

/s/ Chaim (Dovi) Berger	Director	February 9, 2026
Chaim (Dovi) Berger

/s/ Yonatan Colman	Director	February 9, 2026
Yonatan Colman

/s/ Brendan Purdy	Director	February 9, 2026
Brendan Purdy